UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2007

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

622 Broadway, New York, NY	10012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 536-2842

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2007, Robert A. Bowman was appointed to the Registrant’s Board of Directors to fill the vacancy created by an increase in the size of the Board of Directors from seven to eight members (as previously disclosed in a Current Report on Form 8-K filed by the Company on April 13, 2007). The Registrant expects that Mr. Bowman will be appointed to the Audit Committee at a later date.

Mr. Bowman, age 52, has been President and Chief Executive Officer of Major League Baseball Advanced Media, L.P., the interactive media company of Major League Baseball, since 2000. Mr. Bowman is a member of the board of directors of Blockbuster Inc., World Wrestling Entertainment, Inc. and The Warnaco Group, Inc., and serves as President of the Michigan Education Trust.

In connection with his appointment to the Board of Directors and in accordance with the Registrant’s existing director compensation policy, on April 16, 2007 Mr. Bowman received a grant from the Registrant of 6,000 shares of restricted common stock of the Registrant and an option to buy 25,000 shares of common stock of the Registrant at an exercise price of $20.80, in each case vesting in three equal annual installments commencing upon the first anniversary of the date of grant.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1     Press Release entitled “Take-Two Interactive Software, Inc. Appoints Robert A. Bowman to Board of Directors; Company Appoints J Moses to Audit Committee” issued by the Registrant on April 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Registrant)

By:/s/ Daniel P. Emerson
Name: Daniel P. Emerson
Title: Vice President and
Associate General Counsel

Date: April 19, 2007